Exhibit 10.21

SKY GROWTH HOLDINGS CORPORATION

2012 EQUITY INCENTIVE PLAN

1.	DEFINED TERMS

Exhibit A, which is incorporated by reference, defines the terms used in the Plan and sets forth certain operational rules related to those terms.

2.	PURPOSE

The Plan has been established to advance the interests of the Company by providing for the grant to Participants of Stock-based and other incentive Awards.

3.	ADMINISTRATION

The Administrator has discretionary authority, subject only to the express provisions of the Plan and any Award Agreement, to: interpret the Plan; determine eligibility for and grant Awards; determine, modify or waive the terms and conditions of any Award, in each case, subject to Section 9 below; prescribe forms, rules and procedures; and otherwise do all things necessary to carry out the purposes of the Plan. Determinations of the Administrator made under the Plan or any Award will be conclusive and will bind all parties.

4.	LIMITS ON AWARDS UNDER THE PLAN

(a) Number of Shares. A maximum of 60,000,000 shares of Stock may be delivered in satisfaction of, or may underlie, Awards under the Plan, including ISOs (the “Pool”). To the extent consistent with Section 422, (i) shares of Stock underlying Awards that expire, become unexercisable without having been exercised, or are forfeited without payment with respect thereto shall not be treated as having been delivered under the Plan, and (ii) Stock issued under awards of an acquired company that are converted, replaced or adjusted in connection with the acquisition will not reduce the number of shares available for Awards under the Plan. Each Performance Award granted pursuant to a Long-Term Cash Incentive Award Agreement (“Incentive Agreement”) shall decrease the Pool by a number of shares equal to the Award Amount (as defined in the Incentive Agreement) determined at target based on a 3.4 “Multiple of Money” (as defined in the Incentive Agreement) divided by 2.4 (the “Performance Award Amount”); provided that if the Performance Award is forfeited, the Pool shall be increased by such Performance Award Amount.

(b) Type of Shares. Stock delivered by the Company under the Plan may be authorized but unissued Stock or previously issued Stock acquired by the Company. Unless the Administrator determines otherwise, no fractional shares of Stock will be delivered under the Plan.

5.	ELIGIBILITY AND PARTICIPATION

The Administrator will select Participants from among those key employees and directors of, and consultants and advisors to, the Company and its subsidiaries who, in the opinion of the Administrator, are in a position to make a significant contribution to the success of the Company and its subsidiaries. Eligibility for ISOs is limited to employees of the Company or of a “parent corporation” or “subsidiary corporation” of the Company as those terms are defined in Section 424 of the Code. Eligibility for Stock Options other than ISOs is limited to individuals described in the first sentence of this Section 5 who are providing direct services on the date of grant of the Stock Option to the Company or to a subsidiary of the Company that would be described in the first sentence of Treas. Reg. §1.409A-1(b)(5)(iii)(E).

6.	RULES APPLICABLE TO AWARDS

(a) All Awards.

(1) Award Provisions. The Administrator will determine the terms of all Awards, subject to the limitations provided herein. By accepting (or, under such rules as the Administrator may prescribe, being deemed to have accepted) an Award, the Participant shall be deemed to have agreed to the terms of the Award Agreement and the Plan. Notwithstanding any provision of this Plan to the contrary, awards of an acquired company that are converted, replaced or adjusted in connection with the acquisition may contain terms and conditions that are inconsistent with the terms and conditions specified herein, as determined by the Administrator.

(2) Term of Plan. No Awards may be made after September 28, 2022, but previously granted Awards may continue beyond that date in accordance with their terms.

(3) Transferability. Neither ISOs nor, except as the Administrator otherwise expressly provides in accordance with the second sentence of this Section 6(a)(3) or as permitted in the Management Stockholders’ Agreement, other Awards may be transferred other than by will or by the laws of descent and distribution or to the Participant’s guardian or legal representative, and during a Participant’s lifetime ISOs (and, except as the Administrator otherwise expressly provides in accordance with the second sentence of this Section 6(a)(3), other Awards requiring exercise) may be exercised only by the Participant. The transfer of any Award pursuant to this Section 6(a)(3) will be subject to applicable securities laws, the terms of the Management Stockholders’ Agreement or other stockholders agreement with the Company, to the extent applicable, and such other limitations as set forth in the Plan or any Award Agreement. In no event will transfers to a person that the Administrator determines, directly or indirectly, provides services or financial or other support to a competitor of the Company be permitted.

(4) Vesting, etc. The Administrator may provide in any Award Agreement the time or times at which an Award will vest or become exercisable and the terms on which an Award requiring exercise will remain exercisable. Without limiting the foregoing, the Administrator may at any time accelerate the vesting or exercisability of an Award, regardless of any adverse or potentially adverse tax or other consequences resulting from such acceleration. Unless the Administrator expressly provides otherwise in an Award Agreement, however, the following rules will apply if a Participant’s Employment ceases:

(A) Immediately upon the cessation of the Participant’s Employment, each Award requiring exercise that is then held by the Participant or by the Participant’s permitted transferees, if any, will cease to be exercisable and will terminate, except to the extent otherwise provided in (B), (C), or (D) below, and all other Awards that are then held by the Participant or by the Participant’s permitted transferees, if any, to the extent not already vested will be forfeited.

(B) Subject to (C), (D), and (E) below, all Stock Options and SARs held by the Participant or the Participant’s permitted transferees, if any, immediately prior to the cessation of the Participant’s Employment, to the extent then exercisable, will remain exercisable for the lesser of (i) a period of 30 days and (ii) the period ending on the latest date on which such Stock Option or SAR could have been exercised without regard to this Section 6(a)(4), and will thereupon immediately terminate.

(C) All Stock Options and SARs held by a Participant or the Participant’s permitted transferees, if any, immediately prior to the termination of the Participant’s Employment by reason of the Participant’s death or Disability, to the extent then exercisable, will remain exercisable for the lesser of (i) the one year period ending with the first anniversary of the Participant’s death or termination due to Disability, as the case may be, and (ii) the period ending on the latest date on which such Stock Option or SAR could have been exercised without regard to this Section 6(a)(4), and will thereupon immediately terminate.

(D) All Stock Options and SARs held by a Participant or the Participant’s permitted transferees, if any, immediately prior to termination of the Participant’s Employment by the Company other than for Cause to the extent then exercisable, will remain exercisable for the lesser of (i) a period of 90 days and (ii) the period ending on the latest date on which such Stock Option or SAR could have been exercised without regard to this Section 6(a)(4), and will thereupon immediately terminate.

(E) All Stock Options and SARs (whether or not vested) held by a Participant or the Participant’s permitted transferees, if any, immediately prior to the cessation of the Participant’s Employment will immediately terminate upon such cessation if the Administrator in its sole discretion determines that such cessation of Employment has resulted from, or occurs in connection with, an act or failure to act constituting Cause (or such Participant’s Employment could have been terminated for Cause (without regard to the lapsing of any required notice or cure periods in connection therewith) at the time such Participant terminated Employment).

(5) Competing Activity. Except as set forth in any Award Agreement, the Administrator may cancel, rescind, withhold or otherwise limit or restrict any vested or unvested Award at any time if the Participant is not in compliance with all applicable provisions of the Award Agreement and the Plan, or if the Participant breaches any agreement with the Company or its Affiliates with respect to non-competition, non-solicitation or confidentiality.

(6) Taxes. The delivery, vesting and retention of Stock or cash under an Award are conditioned upon full satisfaction by the Participant of all tax withholding requirements, if any, with respect to the Award. The Administrator will prescribe such rules for the withholding of taxes as it reasonably deems necessary. Each Participant agrees promptly to remit to the Company, in cash, the full amount of all taxes required to be withheld in connection with an Award unless the Administrator provides alternative means for satisfying the Company’s tax withholding requirements. Except as expressly provided in an Award Agreement, the Administrator may, but need not, hold back shares of Stock from an Award or permit a Participant to tender previously owned shares of Stock in satisfaction of tax withholding requirements (but not in excess of the minimum withholding required by law).

(7) Dividend Equivalents, etc. The Administrator may provide for the payment of amounts (on terms and subject to conditions reasonably established by the Administrator) in lieu of cash dividends or other cash distributions with respect to Stock subject to an Award whether or not the holder of such Award is otherwise entitled to share in the actual dividend or distribution in respect of such Award. Any entitlement to dividend equivalents or similar entitlements shall be established and administered either consistent with an exemption from, or in compliance with, the requirements of Section 409A. In addition, any amounts payable in respect of Restricted Stock or Restricted Stock Units may be subject to such limits or restrictions as the Administrator may impose.

(8) Rights Limited. Nothing in the Plan will be construed as giving any person the right to continued employment or service with the Company or its Affiliates, or any rights as a stockholder except as to shares of Stock actually issued under the Plan. The loss of existing or potential profit in Awards will not constitute an element of damages in the event of termination of Employment for any reason, even if the termination is in violation of an obligation of the Company or any Affiliate to the Participant.

(9) Coordination with Other Plans. Awards under the Plan may be granted in tandem with, or in satisfaction of or substitution for, other Awards under the Plan or awards made under other compensatory plans or programs of the Company or its subsidiaries. For example, but without limiting the generality of the foregoing, awards under other compensatory plans or programs of the Company or its subsidiaries may be settled in Stock (including, without limitation, Unrestricted Stock) if the Administrator so determines, in which case the shares delivered will be treated as awarded under the Plan (and will reduce the number of shares thereafter available under the Plan in accordance with the rules set forth in Section 4).

(10) Fair Market Value. For purposes of the Plan and all Awards, fair market value shall be equal to the fair value of a share of Stock as determined by the Administrator in good faith. In determining the fair market value of any share of Stock under the Plan or any Award Agreement, the Administrator shall make the determination consistent with the rules of Section 422 and Section 409A, to the extent applicable.

(11) Management Stockholders’ Agreement. Unless otherwise specifically provided, all Awards issued under the Plan and all Stock issued thereunder will be subject to the Management Stockholders’ Agreement. No Award will be granted to a Participant and no Stock will be delivered to a Participant, in either case, until the Participant has executed the Management Stockholders’ Agreement.

(b) Awards Requiring Exercise.

(1) Time and Manner of Exercise. Unless the Administrator expressly provides otherwise in an Award Agreement, an Award requiring exercise by the holder will not be deemed to have been exercised until the Administrator receives a notice of exercise (in form reasonably acceptable to the Administrator), which if the Administrator so determines may be an electronic notice, signed (including electronic signature in form acceptable to the Administrator) by the appropriate person and accompanied by any payment required under the Award. If the Award is exercised by any person other than the Participant, the Administrator may require satisfactory evidence that the person exercising the Award has the right to do so.

(2) Exercise Price. Unless the Administrator expressly provides otherwise in an Award Agreement, the exercise price (or the base value from which appreciation is to be measured) of each Award requiring exercise will be 100% (in the case of an ISO granted to a ten-percent shareholder within the meaning of subsection (b)(6) of Section 422, 110%) of the fair market value of the Stock subject to the Award, determined as of the date of grant, or such higher amount as the Administrator may determine in connection with the grant. Awards, once granted, may be repriced only in accordance with the applicable requirements of the Plan.

(3) Payment of Exercise Price. Where the exercise of an Award is to be accompanied by payment, payment of the exercise price shall be by cash or check acceptable to the Administrator, or, if so permitted by the Administrator and if legally permissible, (i) through the delivery of unrestricted (other than under the Management Stockholders’ Agreement) shares of Stock that have a fair market value equal to the exercise price, subject to such minimum holding period requirements, if any, as the Administrator may reasonably prescribe, (ii) at such time, if any, as the Stock is publicly traded, through a broker-assisted exercise program acceptable to the Administrator, (iii) to the extent permitted by the Administrator or specifically set forth in an Award Agreement, on a cashless basis under which the shares of Stock otherwise deliverable under the Award and having a fair market value equal to the exercise price for the total number of shares of Stock as to which the Award is exercised are withheld by the Company, (iv) by other means acceptable to the Administrator, or (v) by any combination of the foregoing permissible forms of payment. The delivery of shares in payment of the exercise price under clause (i) above may be accomplished either by actual delivery or by constructive delivery through attestation of ownership, subject to such rules as the Administrator may prescribe.

(4) Maximum Term. Awards requiring exercise will have a maximum term not to exceed ten (10) years from the date of grant (five (5) years from the date of grant in the case of an ISO granted to a ten-percent shareholder described in Section 6(b)(2) above).

7.	EFFECT OF CERTAIN TRANSACTIONS

(a) Mergers, etc. Except as otherwise provided in an Award Agreement (as it relates to this entire Section 7(a)), the Administrator shall, in its sole discretion, determine the effect of a Covered Transaction on Awards, which determination may include, but is not limited to, the actions set forth in subsections (1), (2), (3), (4) and (5) below.

(1) Assumption or Substitution. The Administrator may provide for the assumption or continuation of some or all outstanding Awards or for the grant of new awards in substitution therefor by the acquiror or survivor or an affiliate of the acquiror or survivor, in which case, the Awards shall be subject to adjustment as set forth in Section 7(b) below (provided that any such adjustment may be made, in the Administrator’s discretion, in a manner permitted under Section 409A), and to the extent that such Awards vest based on the achievement of performance objectives or criteria and such Awards are assumed or continued, such objectives shall be adjusted, in the Administrator’s good faith determination, to reflect appropriately the Covered Transaction.

(2) Cash-Out of Awards. Subject to Section 7(a)(5) below, the Administrator may provide for the cancellation of some or all outstanding Awards or any portion thereof in exchange for payment (a “cash-out”) equal to the excess, if any, of (A) the fair market value of one share of Stock times the number of shares of Stock subject to the Award or such portion, over (B) the aggregate exercise or purchase price, if any, under the Award or such portion (in the case of an SAR, the aggregate base value above which appreciation is measured), in each case on such payment terms (which need not be the same as the terms of payment to holders of Stock) and other terms, and subject to such conditions, as the Administrator determines; provided that the Administrator may not exercise its discretion under this Section 7(a)(2) with respect to an Award or portion thereof providing for “nonqualified deferred compensation” subject to Section 409A in a manner that would constitute an extension or acceleration of, or other change in, payment terms if such change would be inconsistent with the applicable requirements of Section 409A. For the avoidance of doubt, the holders of Stock Options and other Awards subject to exercise shall be entitled to consideration in respect of cancellation of such Awards only if the per-share consideration less the applicable exercise price or base price is greater than zero (0), and to the extent that the per-share consideration is less than or equal to the applicable exercise price or base price, such Awards may be cancelled for no consideration.

(3) Acceleration of Certain Awards. Subject to Section 7(a)(5) below, the Administrator may provide that each Award requiring exercise will become fully exercisable, and the delivery of any shares of Stock remaining deliverable under each outstanding Award of Stock Units (including Restricted Stock Units and Performance Awards to the extent consisting of Stock Units) will be accelerated and such shares will be delivered, prior to the Covered Transaction, in each case on a basis that gives the holder of the Award a reasonable opportunity, as determined by the Administrator, following exercise of the Award or the delivery of the shares, as the case may be, to participate as a stockholder in the Covered Transaction; provided that to the extent acceleration pursuant to this Section 7(a)(3) of an Award subject to Section 409A would cause the Award to fail to satisfy the requirements of Section 409A, the Award may not be accelerated and the Administrator in lieu thereof shall take such steps as are necessary to ensure that payment of the Award is made in a medium other than Stock and on terms that as nearly as possible, but taking into account adjustments required or permitted by this Section 7, replicate the prior terms of the Award.

(4) Termination of Awards Upon Consummation of Covered Transaction. Each Award will terminate upon consummation of the Covered Transaction, other than the following: (i) Awards assumed pursuant to Section 7(a)(1) above; (ii) Awards (other than Awards that are subject to performance-based vesting) that are not, and do not become, vested at the date of or by reason of the Covered Transaction; (iii) Awards converted pursuant to the proviso in Section 7(a)(3) above into an ongoing right to receive payment other than in Stock.

(5) Additional Limitations. Any share of Stock and any cash or other property delivered pursuant to Section 7(a)(2) or Section 7(a)(3) above with respect to an Award may, in the discretion of the Administrator, contain such restrictions, if any, as the Administrator deems appropriate to reflect comparable performance or other vesting conditions to which the Award was subject and that did not lapse (and were not satisfied) in connection with the Covered Transaction. For purposes of the immediately preceding sentence, a cash-out under Section 7(a)(2) above or the acceleration of exercisability of an Award under Section 7(a)(3) above shall not, in and of itself, be treated as the lapsing (or satisfaction) of a performance or other vesting condition. In the case of Restricted Stock that does not vest in connection with the Covered Transaction, the Administrator may require that any amounts delivered, exchanged or otherwise paid in respect of such Stock in connection with the Covered Transaction be placed in escrow or otherwise made subject to such restrictions as the Administrator deems appropriate to carry out the intent of the Plan.

(b) Changes in and Distributions With Respect to Stock.

(1) Basic Adjustment Provisions. In the event of changes in the outstanding Stock or in the capital structure of the Company by reason of stock dividends, stock splits, or combination of shares (including reverse stock splits), recapitalizations or other changes in the Company’s capital structure that constitute an equity restructuring within the meaning of FASB

ASC Topic 718, the Administrator shall make appropriate adjustments to the maximum type and number of shares specified in Section 4(a) that may be delivered, or may underlie Awards, under the Plan and shall also make appropriate adjustments to the number and kind of shares of stock or securities subject to Awards then outstanding or subsequently granted, any exercise prices relating to Awards and any other provision of Awards affected by such change.

(2) Certain Other Adjustments. The Administrator may also make adjustments or provide in any Award Agreement for adjustments of the type described in Section 7(b)(1) above to take into account distributions to stockholders other than those provided for in Section 7(a) and 7(b)(1) (including an extraordinary dividend), or any other event, if the Administrator determines that adjustments are appropriate to avoid distortion in the operation of the Plan and to preserve the value of Awards made hereunder or provide for such adjustment in an Award Agreement, having due regard for the qualification of ISOs under Section 422 and the requirements of Section 409A, where applicable, with any determination by the Administrator as to whether or not to make any adjustment in accordance with this Section 7(b)(2) to be made by the Administrator in good faith.

(3) Continuing Application of Plan Terms. References in the Plan to shares of Stock will be construed to include any stock or securities resulting from an adjustment pursuant to this Section 7.

8.	LEGAL CONDITIONS ON DELIVERY OF STOCK

The Company will not be obligated to deliver any shares of Stock (or, as applicable, any cash or other property) pursuant to the Plan or remove any restriction from shares of Stock previously delivered under the Plan until: (i) the Company is reasonably satisfied that the issuance and delivery of such shares (or cash or other property) would be in compliance with all applicable laws, it being understood that the Company will use commercially reasonable efforts to address and resolve any legal matters that may arise from time to time; (ii) if the outstanding Stock is at the time of delivery listed on any stock exchange or national market system, the shares to be delivered have, to the extent required by applicable law, stock exchange or similar requirements, been listed or authorized to be listed on such exchange or system upon official notice of issuance; and (iii) all conditions of the Award have been satisfied or waived. If the sale of Stock has not been registered under the Securities Act, the Company may require, as a condition to exercise of the Award, such representations or agreements as counsel for the Company may consider reasonably appropriate to avoid violation of the Securities Act or any applicable state or foreign securities laws. The Company may require that certificates evidencing Stock issued under the Plan bear an appropriate legend reflecting any restriction on transfer applicable to such Stock, and the Company may hold the certificates pending lapse of the applicable restrictions.

9.	AMENDMENT AND TERMINATION

The Administrator may at any time or times amend the Plan or any outstanding Award Agreement for any purpose which may at the time be permitted by law, and may at any time terminate the Plan as to any future grants of Awards; provided that except as otherwise expressly provided in the Plan the Administrator may not, without the Participant’s written consent, alter the terms of the Plan or an Award Agreement so as to affect materially and adversely the Participant’s rights under the Award, unless the Administrator expressly reserved the right to do so in the applicable Award Agreement. Any amendments to the Plan will be conditioned upon stockholder approval only to the extent, if any, such approval is required by law (including the Code), as determined by the Administrator.

10.	OTHER COMPENSATION ARRANGEMENTS

The existence of the Plan or the grant of any Award will not in any way affect the Company’s right to Award a person bonuses or other compensation in addition to Awards under the Plan.

11.	MISCELLANEOUS

(a) Waiver of Jury Trial. By accepting an Award under the Plan, each Participant waives any right to a trial by jury in any action, proceeding or counterclaim concerning any rights under the Plan and any Award, or under any amendment, waiver, consent, instrument, document or other agreement delivered or which in the future may be delivered in connection therewith, and agrees that any such action, proceedings or counterclaim shall be tried before a court and not before a jury. By accepting an Award under the Plan, each Participant certifies that no officer, representative, or attorney of the Company has represented, expressly or otherwise, that the Company would not, in the event of any action, proceeding or counterclaim, seek to enforce the foregoing waivers.

(b) Limitation of Liability. Notwithstanding anything to the contrary in the Plan, neither the Company, nor any Affiliate of the Company, nor the Administrator, nor any person acting on behalf of the Company, any Affiliate of the Company, or the Administrator, will be liable to any Participant or to the estate or beneficiary of any Participant or to any other holder of an Award by reason of any acceleration of income, or any additional tax (including any interest and penalties), asserted by reason of the failure of an Award to satisfy the requirements of Section 422 or Section 409A or by reason of Section 4999 of the Code, or otherwise asserted with respect to the Award; provided that nothing in this Section 11(b) will limit the ability of the Administrator or the Company, in its discretion, to provide by separate express written agreement with a Participant for a gross-up payment or other payment in connection with any such acceleration of income or additional tax.

12.	ESTABLISHMENT OF SUB-PLANS

The Board may from time to time establish one or more sub-plans under the Plan for purposes of satisfying applicable blue sky, securities or tax laws of various jurisdictions. The Board will establish such sub-plans by adopting supplements to the Plan setting forth (i) such limitations on the Administrator’s discretion under the Plan as the Board deems necessary or desirable and (ii) such additional terms and conditions not otherwise inconsistent with the Plan as the Board deems necessary or desirable. All such supplements adopted by the Board will be deemed to be part of the Plan, but each supplement will apply only to Participants within the affected jurisdiction and the Company will not be required to provide copies of any supplement to Participants in any jurisdiction that is not affected.

13.	GOVERNING LAW

Except as otherwise provided by the express terms of an Award Agreement or under a sub-plan described in Section 12, the provisions of the Plan and of Awards under the Plan and all claims or disputes arising out of or based upon the Plan or any Award under the Plan or relating to the subject matter hereof or thereof will be governed by and construed in accordance with the domestic substantive laws of the State of Delaware without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

EXHIBIT A

Definition of Terms

The following terms, when used in the Plan, will have the meanings and be subject to the provisions set forth below:

“Administrator”: The Board, except that the Board may delegate its authority under the Plan to a committee of the Board (or one or more members of the Board), in which case references herein to the Board will refer to such committee (or members of the Board). The Board may delegate (i) to one or more of its members such of its duties, powers and responsibilities as it may determine; (ii) to one or more officers of the Company the power to grant rights or options to the extent permitted by Section 157(c) of the Delaware General Corporation Law; and (iii) to such employees or other persons as it determines such ministerial tasks as it deems appropriate. In the event of any delegation described in the preceding sentence, the term “Administrator” will include the person or persons so delegated to the extent of such delegation.

“Affiliate”: Shall have the meaning set forth in the Management Stockholders’ Agreement.

“Award”: Any or a combination of the following:

(i) Stock Options.

(ii) SARs.

(iii) Restricted Stock.

(iv) Unrestricted Stock.

(v) Stock Units, including Restricted Stock Units.

(vi) Performance Awards.

(vii) Awards (other than Awards described in (i) through (vi) above) that are convertible into or otherwise based on Stock.

“Award Agreement”: Any written agreement evidencing an Award.

“Board”: The Board of Directors of the Company.

“Cause”: With respect to any Participant, means (i) a material breach by the Participant of (x) his or her employment agreement with the Company, (y) any material policy of the Company or its Affiliates generally applicable to similarly situated employees of the Company or its Affiliates or (z) any equity grant agreement; (ii) the failure by the Participant to reasonably and substantially perform his or her duties to the Company or any of its Affiliates, which failure is damaging to the financial condition or reputation of the Company or its Affiliates; (iii) the Participant’s willful misconduct or gross negligence which is injurious to the Company or an Affiliate; or (iv) the commission by the Participant of a felony or other crime involving moral turpitude or dishonesty. If, subsequent to the Participant’s termination of Employment for other than Cause, it is determined that the Participant’s Employment could have been terminated for Cause, the Participant’s Employment shall be deemed to have been terminated for Cause retroactively to the date the events giving rise to such Cause occurred. Notwithstanding the foregoing, if a Participant is party to an employment, severance-benefit, change in control or similar agreement with the Company or any subsidiary of the Company that contains a definition of “Cause” (or a correlative term), such definition will apply (in the case of such Participant) in lieu of the definition set forth above during the term of such agreement.

“Code”: The U.S. Internal Revenue Code of 1986 as from time to time amended and in effect, or any successor statute as from time to time in effect.

“Company”: Sky Growth Holdings Corporation, a Delaware corporation.

“Covered Transaction”: Any of (i) a consolidation, merger, or similar transaction or series of related transactions, including a sale or other disposition of stock, in which the Company is not the surviving corporation or which results in the acquisition of a majority of the Company’s then outstanding common stock by a single person or entity or by a group of persons and/or entities acting in concert, (ii) a sale or transfer of all or substantially all the Company’s assets, (iii) a Change of Control (as defined in the Management Stockholders’ Agreement) or (iv) a dissolution or liquidation of the Company. Where a Covered Transaction involves a tender offer that is reasonably expected to be followed by a merger described in clause (i) (as determined by the Administrator), the Covered Transaction will be deemed to have occurred upon consummation of the tender offer.

“Disability”: With respect to any Participant, means a disability that would entitle the Participant to long-term disability benefits under the Company’s long-term disability plan in which the Participant participates; provided that if a Participant is party to an employment, severance-benefit, change in control or similar agreement with the Company or any subsidiary of the Company that contains a definition of “Disability” (or a correlative term), such definition will apply (in the case of such Participant) in lieu of the preceding definition. Notwithstanding the foregoing, in any case in which a benefit that constitutes or includes “nonqualified deferred compensation” subject to Section 409A would be payable by reason of Disability, the term “Disability” will mean a disability described in Treas. Reg. § 1.409A-3(i)(4)(i)(A).

“Employment”: A Participant’s employment or other service relationship with the Company and its subsidiaries. Employment will be deemed to continue, unless the Administrator expressly provides otherwise in the applicable Award Agreement, so long as the Participant is employed by, or otherwise is providing services in a capacity described in Section 5 to the Company or one of its subsidiaries. If a Participant’s employment or other service relationship is with a subsidiary and that entity ceases to be a subsidiary of the Company, the Participant’s Employment will be deemed to have terminated when the entity ceases to be a subsidiary of the Company unless the Participant transfers Employment to the Company or one of its remaining subsidiaries. Notwithstanding the foregoing, in construing the provisions of any Award relating to the payment of “nonqualified deferred compensation” (subject to Section 409A) upon a termination or cessation of Employment, references to termination or cessation of employment, separation from service, retirement or similar or correlative terms shall be construed to require a “separation from service” (as that term is defined in Section 1.409A-1(h) of the Treasury Regulations) from the Company and from all other corporations and trades or businesses, if any, that would be treated as a single “service recipient” with the Company under Section 1.409A-1(h)(3) of the Treasury Regulations. The Company may, but need not, elect in writing, subject to the applicable limitations under Section 409A, any of the special elective rules prescribed in Section 1.409A-1(h) of the Treasury Regulations for purposes of determining whether a “separation from service” has occurred. Any such written election shall be deemed a part of the Plan.

“ISO”: A Stock Option intended to be an “incentive stock option” within the meaning of Section 422. Each Stock Option granted pursuant to the Plan will be treated as providing by its terms that it is to be a non-incentive Stock Option unless, as of the date of grant, it is expressly designated as an ISO.

“Management Stockholders’ Agreement”: The Management Stockholders’ Agreement dated as of September 28, 2012 among the Company and certain affiliates, stockholders and Participants, as amended or modified from time to time in compliance with the amendment provisions thereof.

“Participant”: A person who is granted an Award under the Plan.

“Performance Award”: An Award subject to specified criteria, other than the mere continuation of Employment or the mere passage of time, the satisfaction of which is a condition for the grant, exercisability, vesting or full enjoyment of the Award, whether payable in the form of cash or stock.

“Plan”: The Sky Growth Holdings Corporation 2012 Equity Incentive Plan as from time to time amended and in effect.

“Restricted Stock”: Stock subject to restrictions requiring that it be redelivered or offered for sale to the Company if specified conditions are not satisfied.

“Restricted Stock Unit”: A Stock Unit that is, or as to which the delivery of Stock or cash in lieu of Stock is, subject to the satisfaction of specified performance or other vesting conditions.

“SAR”: A right entitling the holder upon exercise to receive an amount (payable in cash or in shares of Stock of equivalent value) equal to the excess of the fair market value of the shares of Stock subject to the right over the base value from which appreciation under the SAR is to be measured.

“Section 409A”: Section 409A of the Code.

“Section 422”: Section 422 of the Code.

“Securities Act”: Securities Act of 1933, as amended.

“Stock”: Common Stock of the Company, par value $0.001 per share.

“Stock Option”: An option entitling the holder to acquire shares of Stock upon payment of the exercise price.

“Stock Unit”: An unfunded and unsecured promise, denominated in shares of Stock, to deliver Stock or cash measured by the value of Stock in the future.

“Unrestricted Stock”: Stock not subject to any restrictions under the terms of the Award.

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